Exhibit 10.9
TRANSITION AGREEMENT
This TRANSITION AGREEMENT (this “Agreement”) is made and entered into by and between XPO LOGISTICS, INC., a Delaware corporation (the “Company”), and Ravi Tulsyan (“Employee”). Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to them in the Severance Agreement (as defined herein).
WHEREAS, Employee and the Company previously entered into an offer letter (the “Offer Letter”), Confidential Information Protection Agreement (“CIPA”), and Change in Control and Severance Agreement (“Severance Agreement”), each dated September 14, 2021 (collectively, the “Prior Agreements”);
WHEREAS, in connection with the anticipated spin-off of the Company’s North American Transportation business, RXO, Inc. (“RXO”), Employee will transition from Employee’s current role as Chief Financial Officer (“CFO”) of the Company to Senior Advisor, Finance, effective November 8, 2022 (the “Transition Date”); and
WHEREAS, the Company believes that it is imperative for Employee to remain employed by the Company following the Transition Date to provide certain Transition Services, and desires to provide Employee with an incentive to remain employed through the Separation Date and provide the Transition Services, contingent on the terms and conditions herein.
NOW, THEREFORE, in consideration of the foregoing recitals, which are made a part hereof, the mutual agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and the Company agree as follows:
1.Separation Date. The Company expects Employee’s employment with the Company will terminate on June 30, 2023, or at such earlier date determined by the Company in its sole discretion (in either event, the “Separation Date”). The Company agrees to provide Employee with 30 days’ advance notice in the event the Separation Date is advanced to an earlier date than June 30, 2023, unless Employee’s employment is involuntarily terminated by the Company for Cause.
2.Separation Benefits. If Employee remains an employee of the Company in good standing through the Separation Date and circumstances constituting Cause do not exist as of the Separation Date, then Employee’s termination of employment on the Separation Date will be treated as a termination by the Company without Cause for purposes of the Award Agreements (as defined below) and as a Qualifying Termination for purposes of the Severance Agreement. A termination of employment described in the immediately preceding sentence is referred to herein as an “Eligible Termination.” Upon an Eligible Termination, Employee will receive accelerated vesting of certain RSUs (as defined below) under the terms of the Award Agreements (the “Existing Acceleration Benefit”), and further, if Employee complies with the conditions precedent and subsequent set forth in Section 3 and Section 6 of the Severance Agreement, Employee will be offered the following separation benefits, which includes the benefits Employee is eligible to receive under the Severance Agreement, as well as enhanced benefits set forth in Section 2(e) and Section 2(f) hereof (the “Enhanced Benefits”) to which Employee otherwise would not be eligible to receive under the Severance Agreement (collectively, the “Separation Benefits”); however, this Agreement is not a guarantee of any monies or benefits of any particular nature or amount:

(a)the Accrued Benefits (as defined in the Severance Agreement);
(b)the Severance Payments (as defined in the Severance Agreement);
(c)a cash payment equal to the prorated bonus for the performance year, in which the Qualifying Termination occurs, defined as the product of (A) the Target Bonus and (B) a fraction, the numerator of which is the number of days from January 1 in the year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365;
(d)subject to the terms and conditions of Section 3(d) of the Severance Agreement, the Company shall pay Employee's COBRA premiums for medical and dental coverage as in effect on the Date of Termination for a period of up to six (6) months from the Date of Termination;
(e)in the event that an Eligible Termination occurs after the Transition Date but earlier than June 30, 2023, the Company will accelerate the vesting of certain Restricted Stock Units (“RSUs”) that Employee was given during Employee’s employment with the Company pursuant to the XPO Logistics, Inc. 2016 Omnibus Incentive Compensation Plan (the “2016 Equity Plan”) and the terms of the Restricted Stock Unit Award Agreements granted under the 2016 Equity Plan between Employee and the Company (“Award Agreements”), which RSUs would, after giving effect to the Existing Acceleration Benefit, otherwise forfeit upon Employee’s involuntary termination from the Company without Cause before June 30, 2023 under the terms of the Award Agreements; and
(f)nine (9) months of outplacement services through Lee Hecht Harrison.
3.Transition Services; Cessation from Executive Officer Role. Beginning on the Transition Date and ending on the Separation Date (such period, the “Transition Period”), Employee agrees to continue to work for the Company in a full-time capacity as Senior Advisor, Finance, reporting to the Executive Chairman of the Company. In such position, Employee shall transition Employee’s duties and responsibilities as CFO to the successor CFO, support outstanding strategic alternatives of the Company, and perform other duties and responsibilities as reasonably requested by the Company’s Executive Chairman or the Executive Chairman’s designee (collectively, the “Transition Services”). Employee’s roles as an executive officer of the Company and its subsidiaries shall cease effective as of the Transition Date and Employee shall take all actions requested by the Company to effect such cessation.
4.Transition Payment.
(a)Employee will be eligible to receive a cash lump sum payment of $480,000 (the “Transition Payment”), provided the following conditions are met by Employee:
(i)The spin-off of RXO is completed, meaning the Company has completed distribution to the Company’s stockholders of all of the outstanding shares of RXO, by no later than December 31, 2022;
(ii)Employee remains employed by the Company through the Separation Date; and
(iii)During the Transition Period, Employee abides by all of the Company’s policies and procedures in effect from time to time, acts professionally and in accordance with the Company’s values, and devotes Employee’s full time, attention, and skill to the satisfactory performance of Employee’s job duties and the Transition Services, as determined in the sole, absolute and unfettered discretion of the Company. This includes, but is not limited to, responding in a timely manner to all emails and work requests, delivering satisfactory work product and meeting deadlines, being available to the successor CFO, assisting in the transition of work, providing a detailed summary of job responsibilities and duties upon request, as well as maintaining acceptable attendance (collectively, the “Performance Expectations”).
(b)Failure to comply with the Performance Expectations during the Transition Period, as determined by the Company in its sole, absolute and unfettered discretion, will result in termination of Employee’s employment with the Company, forfeiture of the Enhanced Benefits, and payment of a prorated amount of the Transition Payment.
(c)If payable, the Transition Payment will be made to Employee in one lump sum, less applicable taxes and withholdings, on or about July 7, 2023.
5.Compensation; Benefits. During the Transition Period, Employee will continue to receive the base salary in effect as of the Transition Date, subject to required withholdings and deductions, on the Company’s customary payroll dates. Employee will continue to be eligible to participate in all benefit plans the Company makes generally available to its employees, on the terms and conditions governing those plans.
6.Termination; Forfeiture of Transition Payment and Enhanced Benefits. During the Transition Period, Employee will remain employed “at will,” which means that either Employee or the Company can terminate the employment relationship at any time, with or without cause or advance notice. This Agreement does not constitute a contract of employment for any length of time. If Employee resigns, or Employee’s employment is terminated by the Company for Cause prior to the Separation Date, Employee will not be eligible for the Separation Benefits (other than the Accrued Benefits) or the Transition Payment that would have been offered to Employee upon separation of employment on the Separation Date. If, prior to the Separation Date, Employee’s employment is terminated for failure to comply with the Performance Expectations, as determined in the sole, absolute and unfettered discretion of the Company, then Employee will be eligible to receive a prorated amount of the Transition Payment and will forfeit the Enhanced Benefits. The prorated amount of the Transition Payment shall be calculated based on the number of days of active service from the Transition Date to Employee’s date of termination of employment divided by the number of days between the Transition Date and June 30, 2023. If Employee’s employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, the Prior Agreements, pursuant to the terms of any incentive award agreement or employee benefit plan, or required under applicable law.
7.Section 409A.
(a)General. The obligations under this Agreement are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception to the maximum extent possible. For purposes of nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on Employee pursuant to Section 409A of the Code. In no event may Employee, directly or indirectly, designate the calendar year of any payment under this Agreement.
(b)Delay of Payments. Notwithstanding any other provision in this Agreement to the contrary, if Employee is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Separation Date), any payment or benefit that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to be paid to Employee under this Agreement during the six-month period immediately following the Employee’s separation from service (as determined in accordance with Section 409A of the Code) on account of Employee’s separation from service shall be accumulated and paid to Employee with interest (based on the rate in effect for the month in which Employee’s separation from service occurs) on the first business day of the seventh month following the Employee’s separation from service (the “Delayed Payment Date”), to the extent necessary to avoid penalty taxes or accelerated taxation pursuant to Section 409A of the Code. If Employee dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of Employee’s estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of Employee’s death.
8.Waiver; Amendment. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
9.Clawbacks. Employee hereby acknowledges and agrees that, notwithstanding any provision of this Agreement to the contrary, Employee will be subject to any legally mandated policy relating to the recovery of compensation, solely to the extent that the Company is required to implement such policy pursuant to applicable law, whether pursuant to the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or otherwise.
10.Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in Section 8(g) of the Severance Agreement or which becomes bound by the terms of this Agreement by operation of law. The terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
11.Governing Law; Arbitration; Consent to Jurisdiction; and Waiver of Jury Trial.
(a)This Agreement shall be governed by and construed in accordance with its express terms, and otherwise in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law.

(b)Any claim initiated by Employee arising out of or relating to this Agreement, or the breach thereof, shall be resolved by binding arbitration before a single arbitrator in the State of Delaware administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
(c)Any claim initiated by the Company arising out of or relating to this Agreement, or breach thereof, shall, at the election of the Company, be resolved in in accordance with Section 11(b) or Section 11(d) of this Agreement.
(d)Employee hereby irrevocably submits to the jurisdiction of any state or federal court located in the State of Delaware; provided, however, that nothing herein shall preclude the Company from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 11 or enforcing any judgment or award obtained by the Company. Employee waives, to the fullest extent permitted by applicable law, any objection which Employee now or hereafter has to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in this Section 11(d), and agrees that Employee shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any court. Employee agrees that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in this Section 11(d) shall be conclusive and binding upon Employee and may be enforced in any other jurisdiction. EMPLOYEE EXPRESSLY AND KNOWINGLY WAIVES ANY RIGHT TO A JURY TRIAL IN THE EVENT THAT ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH THEREOF IS LITIGATED OR HEARD IN ANY COURT.
(e)The prevailing party shall be entitled to recover all legal fees and costs (including reasonable attorney's fees and the fees of experts) from the losing party in connection with any claim arising under this Agreement.
12.Entire Agreement. This Agreement together with the Prior Agreements and the Award Agreements constitute the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same.
13.Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
14.Withholdings. All payments and benefits under this Agreement will be paid less applicable withholding taxes. The Company is authorized to withhold from any payments or benefits all federal, state, local, and/or foreign taxes required to be withheld from the payments or benefits and make any other required payroll deductions.
15.Counterparts and Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.
[Signature Page Follows.]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date set forth below.
XPO LOGISTICS, INC.

By:    /s/ Josephine Berisha
Josephine Berisha
    Chief Human Resources Officer

Date:    10/10/22
EMPLOYEE

By:    /s/ Ravi Tulsyan
    Ravi Tulsyan

Date:    10/10/22

[Signature Page to Transition Agreement.]